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Ratio of Earnings to Fixed Charges

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
                                                                  Three Months
                               Fiscal Year Ended April 30,       Ended July 31,
                         --------------------------------------- ---------------
                          1996    1997    1998    1999    2000    1999    2000
                         ------- ------- ------- ------- ------- ------- -------
Net income.............. $25,056 $ 8,087 $30,339 $26,046 $34,709 $12,268 $13,545
Add:
Provision for income
 taxes..................   7,095   1,970   5,043   5,569   9,558   2,194   3,840
Interest expense........  15,166   8,772   9,949   7,204  18,994   1,882   6,812
Interest on operating
 leases.................   2,661   2,800   3,420   3,898   3,610     950     808
                         ------- ------- ------- ------- ------- ------- -------
Adjusted income before
 income taxes and fixed
 charges................ $49,978 $21,629 $48,751 $42,717 $66,871 $17,294  25,005
                         ======= ======= ======= ======= ======= ======= =======
Fixed charges
Interest expense........ $15,166 $ 8,772 $ 9,949 $ 7,204 $18,994 $ 1,882 $ 6,812
Interest expense
 capitalized............      --      --     353      --      --      --      --
Interest on operating
 leases.................   2,661   2,800   3,420   3,898   3,610     950     808
                         ------- ------- ------- ------- ------- ------- -------
Total fixed charges..... $17,827 $11,572 $13,369 $11,102 $22,604 $ 2,832 $ 7,620
                         ======= ======= ======= ======= ======= ======= =======
Ratio of earnings to
 fixed charges(/1/).....     2.8     1.9     3.6     3.8     3.0     6.1     3.3
                         ======= ======= ======= ======= ======= ======= =======
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